Exhibit 99.1

Piedmont Lithium Releases Updated Corporate Presentation for November 2021

November 9, 2021 (Business Wire) – Piedmont Lithium Inc., (“Piedmont” or the “Company”) (NASDAQ: PLL; ASX: PLL), a leading developer of lithium hydroxide production to enable the North American electric vehicle supply chain, today released a new Corporate Overview Presentation. The updated presentation includes information addressing overall market conditions, lithium supply and demand projections from industry analysts, pricing trends, as well as a status update on Piedmont’s multiple resources in North Carolina, Quebec, and Ghana.

“The tremendous momentum in the EV industry continues to accelerate, especially in North America with near daily expansion announcements from battery makers and electric vehicle makers alike. One thing that remains a constant in this electric environment is the need for lithium to power the industries projected growth,” said Piedmont President and CEO, Keith Phillips. “A company that controls a critical mass of spodumene with the ability to cost-effectively produce battery-grade lithium hydroxide, is well positioned to serve the fast-growing EV market, while returning increasing value to shareholders. And that is exactly how we are building our company,” added Phillips.

The updated presentation for November can be found under the Investor section of the Piedmont Lithium website at: https://piedmontlithium/investors/presentations.

About Piedmont Lithium

Piedmont Lithium is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. The centerpiece of our operations, located in the renowned Carolina Tin Spodumene Belt of North Carolina, when combined with equally strategic and indemand mineral resources, and production assets in Quebec, and Ghana, positions us to be one of the largest, lowest cost, most sustainable producers of battery-grade lithium hydroxide in the world. We will also be strategically located to best serve the fast-growing North American electric vehicle supply chain. The unique geology, geography and proximity of our resources, production operations and customer base, will allow us to deliver valuable continuity of supply of a high-quality, sustainably produced lithium hydroxide from spodumene concentrate, preferred by most EV manufacturers. Our planned diversified operations should enable us to play a pivotal role in supporting America’s move toward decarbonization and the electrification of transportation and energy storage. As a member of organizations like the International Responsible Mining Association, and the Zero Emissions Transportation Association, we are committed to protecting and preserving our planet for future generations, and to making economic and social contributions to the communities we serve. For more information, www.piedmontlithium.com.